Exhibit 99.1

FOR IMMEDIATE RELEASE:

American Midstream Partners Reports
Financial Results for the First Quarter 2013

DENVER, CO – May 13, 2013 - American Midstream Partners, LP (NYSE: AMID) today reported financial results for the three months ended March 31, 2013. The Partnership reported gross margin for the first quarter of 2013 of $12.9 million, a decrease of $0.1 million or 0.4%, compared to $13.0 million in the same period of the prior year. The change in gross margin for the three months ended March 31, 2013 was primarily due to lower gross margin in our Gathering and Processing segment as a result of lower natural gas throughput volumes and realized NGL prices, offset by incremental gross margin as a result of the addition of our Chatom system, effective July 1, 2012.

Adjusted EBITDA for the three months ended March 31, 2013 was $5.2 million, compared to $6.3 million in the same period of the prior year. The decrease is primarily attributable to the reasons for the decrease in gross margin described above partially offset by the contribution from the Chatom system (incremental gross margin less direct operating expense).

Distributable cash flow (DCF) for the three months ended March 31, 2013 was $2.5 million. DCF for the three months ended March 31, 2013 represents a distribution coverage of 0.68. The first quarter 2013 distribution of $3.7 million, or $0.4325 per common unit and subordinated unit, will be paid on May 15, 2013 to unitholders of record as of May 7, 2013.

Net loss attributable to the Partnership for the three months ended March 31, 2013 of $3.6 million, compared to net income of $1.7 million in the same period of the prior year. The decreases in net income attributable to the Partnership are primarily as a result to the reasons noted above. Net income (loss) attributable to the Partnership includes non-cash gains and losses associated with the change in fair value of derivative instruments of $(0.5) million for the three months ended March 31, 2013, and $0.3 million in the same period of the prior year.

“We are off to a solid start in 2013, and our first quarter results demonstrate that we are successfully addressing many of the issues we encountered during the second half of 2012,” stated Steve Bergstrom, Executive Chairman. “The partnership with ArcLight and High Point is delivering immediate results with the recent announcement that our general partner will develop a midstream infrastructure project that American Midstream originated for a large independent producer in the Eagle Ford shale in Gonzalez County, TX. This is a highly strategic project in the oil window of the Eagle Ford that we believe will be dropped down to the partnership to diversify our geographic footprint and provide long-term, fee-based cash flow. Looking ahead, we are excited about the prospects for American Midstream and our partnership with ArcLight that positions us to create long-term value for our unitholders."

SEGMENT PERFORMANCE

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation and gathering, natural gas treating, processing, and fractionation, and selling or delivering natural gas and natural gas liquids (NGLs)

to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $8.9 million for the three months ended March 31, 2013, compared to $9.0 million in the same period of the prior year. This decrease in segment gross margin was primarily due to lower realized NGL prices, and lower throughput volumes on several assets, offset by the addition of our Chatom system.

Natural gas throughput volumes averaged 244.9 million cubic feet per day (MMcf/d) for the three months ended March 31, 2013, compared to 367.3 MMcf/d for the same period in the prior year. Processed NGLs averaged 53.9 thousand gallons per day (Mgal/d) for the three months ended March 31, 2013, compared to 51.4 Mgal/d for the same period in the prior year. The decrease in throughput was primarily due to our Quivira system which continues to see a lower level of volumes from one of its offshore pipeline producers. Processed NGLs improved primarily as a result of the addition of our Chatom system.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects. Segment gross margin for the Transportation segment was $4.0 million for the three months ended March 31, 2013, compared to $4.0 million in the same period of the prior year.

Total natural gas throughput volumes averaged 442.6 MMcf/d for the three months ended March 31, 2013, compared to 393.3 MMcf/d for the same period in the prior year. The increase was primarily a result of new production on the offshore section of our Midla system.

BALANCE SHEET

As of March 31, 2013, the Partnership had $138.3 million borrowed on its senior secured revolving credit facility. On April 15, 2013, the Partnership entered into the fourth amendment to its credit agreement that, among other items, permitted the issuance of the preferred units associated with the ArcLight transaction announced April 15, 2013, modified the leverage ratio covenant to provide the Partnership with operating flexibility, and permanently waived the leverage ratio covenant for the quarters ended December 31, 2012 and March 31, 2013. In addition, as part of the ArcLight transaction, the Partnership repaid approximately $12.5 million in outstanding borrowings under the credit agreement.
CAPITAL EXPENDITURES

For the three months ended March 31, 2013, capital expenditures totaled $8.1 million including new development of $5.6 million, expansion capital expenditures of $0.4 million, maintenance capital expenditures of $1.9 million, and reimbursable project expenditures of $0.2 million.
Conference Call

American Midstream will host a conference call and webcast to discuss its first quarter 2013 financial results on Tuesday, May 14, 2013, at 10:00 a.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The call may also be accessed by dialing 866-515-2913 for domestic users or 617-399-5127 for international users. The passcode for both phone numbers is 20778489.

A replay of the audio webcast will be available shortly after the call on American Midstream's website. A telephonic replay will be available through June 14, 2013, by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 39628985.

Non-GAAP Financial Measures
This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin,” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners
Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.
Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate,” "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 16, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 13, 2013. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2013	2012
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$45	$576
Accounts receivable	1,243	1,958
Unbilled revenue	23,028	21,512
Risk management assets	488	969
Other current assets	4,246	3,226
Total current assets	29,050	28,241
Property, plant and equipment, net	222,087	223,819
Other assets, net	5,293	4,636
Total assets	$256,430	$256,696
Liabilities, Equity and Partners’ Capital
Current liabilities
Accounts payable	$3,644	$5,527
Accrued gas purchases	18,359	17,034
Accrued expenses and other current liabilities	6,213	9,619
Current portion of long-term debt	1,118	—
Total current liabilities	29,334	32,180
Other liabilities	8,579	8,628
Long-term debt	138,265	128,285
Total liabilities	176,178	169,093
Commitments and contingencies
Equity and partners’ capital
General partner interest (185 and 185 thousand units issued and outstanding as of March 31, 2013 and December 31, 2012, respectively)	603	548
Limited partner interest (9,171 and 9,165 thousand units issued and outstanding as of March 31, 2013 and December 31, 2012, respectively)	71,928	79,266
Accumulated other comprehensive income	338	351
Total partners’ capital	72,869	80,165
Noncontrolling interest	7,383	7,438
Total equity and partners' capital	80,252	87,603
Total liabilities, equity and partners' capital	$256,430	$256,696

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands, except for per unit amounts)
Revenue	$63,521	$47,388
Unrealized gain (loss) on commodity derivatives	(481)	323
Total revenue	63,040	47,711
Operating expenses:
Purchases of natural gas, NGLs and condensate	50,494	33,209
Direct operating expenses	5,143	3,240
Selling, general and administrative expenses	3,425	3,329
Equity compensation expense	388	331
Depreciation and accretion expense	5,678	5,159
Total operating expenses	65,128	45,268
Gain (loss) on involuntary conversion of property, plant and equipment	421	—
Gain (loss) on sale of assets, net	—	5
Operating income (loss)	(1,667)	2,448
Other income (expenses):
Interest expense	(1,731)	(757)
Net income (loss)	$(3,398)	$1,691
Net income (loss) attributable to noncontrolling interests	$155	$—
Net income (loss) attributable to the Partnership	$(3,553)	$1,691
General partners' interest in net income (loss)	$(70)	$34
Limited partners’ interest in net income (loss)	$(3,483)	$1,657
Limited partners’ net income (loss) per unit (basic and diluted)	$(0.38)	$0.18
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (basic and diluted)	9,167	9,092

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31.
	2013	2012
	(in thousands)
Cash flows from operating activities
Net income (loss)	$(3,398)	$1,691
Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
Depreciation and accretion expense	5,678	5,159
Amortization of deferred financing costs	283	141
Unrealized (gain) loss on commodity derivatives	481	(323)
Unit based compensation	388	331
OPEB plan net periodic (benefit) cost	18	(21)
(Gain) on involuntary conversion of property, plant and equipment	(421)	—
(Gain) loss on sale of assets	—	(5)
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	715	(139)
Unbilled revenue	(1,516)	5,570
Other current assets	(1,020)	(514)
Other assets, net	(59)	(5)
Accounts payable	(787)	(411)
Accrued gas purchases	1,325	(5,323)
Accrued expenses and other current liabilities	(525)	(1,912)
Other liabilities	(59)	(56)
Net cash provided (used) in operating activities	1,103	4,183
Cash flows from investing activities
Additions to property, plant and equipment	(8,052)	(968)
Proceeds from disposals of property, plant and equipment	—	5
Insurance proceeds from involuntary conversion of property, plant and equipment	560	—
Net cash provided (used) in investing activities	(7,492)	(963)
Cash flows from financing activities
Unit holder contributions	—	13
Unit holder distributions	(4,044)	(4,010)
Net distributions to noncontrolling interest owners	(210)	—
LTIP tax netting unit repurchase	(74)	(88)
Payments for deferred debt issuance costs	(912)	(48)
Payments on other debt	(358)	—
Borrowings on other debt	1,476	—
Payments on long-term debt	(17,585)	(17,550)
Borrowings on long-term debt	27,565	17,750
Net cash provided (used) in financing activities	5,858	(3,933)
Net increase (decrease) in cash and cash equivalents	(531)	(713)
Cash and cash equivalents
Beginning of period	576	871

End of period	$45	$158
Supplemental cash flow information
Interest payments	$1,487	$398
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$(3,977)	$51
Receivable for reimbursable construction in progress projects	$—	$886

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA to Distributable Cash Flow
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands)
Net income (loss) attributable to the Partnership	$(3,553)	$1,691
Add:
Depreciation and accretion expense	5,678	5,159
Interest expense	1,499	757
Debt issuance costs	912	—
Unrealized (gain) loss on commodity derivatives	481	(323)
Non-cash equity compensation expense	388	331
Transaction costs	342	—
Deduct:
COMA income	106	1,206
Straight-line amortization of put costs (1)	27	112
OPEB plan net periodic benefit (cost)	18	21
Gain (loss) on involuntary conversion of property, plant and equipment	421	—
Gain (loss) on sale of assets, net	—	5
Adjusted EBITDA (5)	$5,175	$6,271
Deduct:
Cash interest expense (2)	1,482	616
Normalized maintenance capital (3)	1,041	875
Normalized integrity management (4)	173	375
Distributable Cash Flow	$2,479	$4,405

(1)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

(2)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(3)	Amounts noted represent estimated annual maintenance capital expenditures of $4.2 million which is what we expect to be required to maintain our assets over the long term.

(4)	Amounts noted represent average estimated integrity management costs over the seven year mandatory testing cycle net of integrity management costs that are expensed in Direct operating expenses.

(5)	Adjusted EBITDA is calculated in accordance with our credit agreement.

American Midstream Partners, LP and Subsidiaries
Segment Operating Data
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands except operational data)
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$48,862	$34,250
Unrealized gain (loss) on commodity derivatives	(481)	323
Total revenue	$48,381	$34,573
Purchases of natural gas, NGLs and condensate	$39,893	$24,833
Direct operating expenses	3,744	2,157
Other financial data:
Segment gross margin (a)	$8,926	$8,956
Operating data:
Average throughput (MMcf/d)	244.9	367.3
Average plant inlet volume (MMcf/d)	97.1	148.6
Average gross NGL production (Mgal/d)	53.9	51.4
Average gross condensate production (Mgal/d)	44.2	6.2
Average realized prices:
Natural gas ($/MMcf)	$3.70	$2.74
NGLs ($/gal)	$0.88	$1.36
Condensate ($/gal)	$2.39	$2.58
Transmission segment
Financial data:
Total revenue	$14,659	$13,138
Purchases of natural gas, NGLs and condensate	10,601	8,376
Direct operating expenses	1,399	1,083
Other financial data:
Segment gross margin (a)	$3,995	$4,018
Operating data:
Average throughput (MMcf/d)	442.6	393.3
Average firm transportation - capacity reservation (MMcf/d)	777.7	761.3
Average interruptible transportation - throughput (MMcf/d)	129.1	56.6

(a)
Segment gross margin for our Gathering and Processing segment consists of revenue less construction, operating and maintenance agreement (COMA) income, less purchases of natural gas, NGLs and condensate . Segment gross margin for our Transmission segment consists of revenue, less COMA income, less purchases of natural gas. Gross margin consists of the sum of the segment gross margin amounts for each of these segments. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner. Effective October 1, 2012, we changed our segment gross margin measure to exclude COMA income. For the three months ended March 31, 2013 and 2012, less than $0.1 million and $0.5 million in COMA income was excluded from our Gathering and Processing segment gross margin, respectively and less than $0.1 million and $0.7 million in COMA income was excluded from our Transmission segment gross margin, respectively.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define adjusted EBITDA as net income, plus interest expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (COMA) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, integrity management costs and maintenance capital expenditures. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less COMA less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less COMA, less the cost of natural gas purchased in connection with fixed-margin arrangements.
We define gross margin as the sum of our segment gross margin for our Gathering and Processing and Transportation segments.